CERTAIN MATERIAL (INDICATED BY AN ASTERICK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.


Direct Insite Confidential


                            MASTER SERVICES AGREEMENT
                                #EDS-2004-01-1005


     THIS SERVICES AGREEMENT (the "Agreement") is entered into as of this 7th day of May, 2004 (the "Effective Date") by and between Electronic Data Systems Corporation ("Client"), a Delaware corporation, with its principal offices located at 5400 Legacy Drive Plano, Texas 75024-3199 USA and Direct Insite, Corp. ("DI"), a Delaware corporation, with its principal offices located at 80 Orville Dr., Bohemia, NY 11716 USA (Client and DI individually a "Party", together the "Parties").

                                    RECITALS
                                    --------

     WHEREAS, Client desires to engage DI, and DI desires to provide to Client, DI's Electronic Invoice Presentment and Payment (EIPP) service offering, Invoices On-Line (IOL), within DI's hosted operating environment (the "Service") under the terms and conditions hereof.

     NOW, THEREFORE, based on the foregoing premises and in consideration of the mutual promises and covenants set forth herein, the Parties agree as follows:

                                   DEFINITIONS
                                   -----------

"Access" means the ability to connect to and be provided Service from IOL using HTTP Protocol.

"Availability" means the user is provided all functionality of the IOL Service over a measured period of time.

"Availability Credit" means an agreed to amount of Client's MRC for services purchased, with the exception of professional services, application services and support services.

"Authorized Program Analysis Report Process (APAR)" shall be defined as the process by which a Client will request modifications to the Service and DI shall communicate the effort required to implement such requested modifications.

"Base Component" means a module within the Service, including invoice presentment, invoice payer workflow, invoice dispute management, invoice payment, preliminary billing, document attachments, download PDF and download to spreadsheet.

"Base Terms" means conditions associated with the applicability with the SLA.

"Billing Feeds" shall be defined as all data sent to DI by Client for consolidation and presentation in the Service.

"Business Hours" shall be defined as 9:00 a.m. until 5:00 p.m. Monday through Friday (Eastern Time), excluding all national holidays.

"Change Management Process (CMP)" is the set of mutually agreed upon procedures required to introduce changes to the IOL service.

"Client Component" means an element of service hardware or software managed by EDS.

"Client Requirements" means the list of requirements as specified by EDS.

                           Direct Insite Confidential

"Confidential Information" means any and all information identified as confidential and disclosed by either party, including third party information, to the other, including but not limited to, the Service, non-public financial information, product plans, business plans, trade secrets, technology diagrams, designs, drawings, sketches, flow charts, or any other proprietary information, whether transmitted orally, in writing, or by any other media.

"Content" means all data sources and application programming interfaces (API's) as specified in the Functional Specification (Appendix A) deemed data sources provided to Direct Insite by EDS.

"Deliverable" means all Work Products identified on a SOW for delivery to Client hereunder.

"DI Managed Device" means a Base Component or Client Component for which DI is performing management responsibilities.

"Feed Certification (Feed Cert)" is a process by which both parties mutually demonstrate compliance of the Billing Feed specification to the data delivered through the Billing Feed.

"Intellectual Property Rights" means all worldwide trade secrets, patents, copyrights, mask work rights, trademarks, service marks, moral rights and other proprietary rights, and all applications and registrations therefore.

"Invoices On-Line (IOL)" means the suite of functional components that comprise the IOL service offering. The IOL components include the following: Invoice Presentment, Invoice Payment, Automated Payer Approval Workflow, Automated Dispute Resolution, Preliminary Billing, Document Attachments, Bill Package Creation, Audit and Verification.

"Monthly Availability Percentage" means the amount equal to the total number of minutes in the applicable month minus the Qualifying Outage Minutes for that month, divided by the total number of minutes in that month.

"Monthly  Service Fees" means those  payments and fees as identified in Appendix
B.

"MRC" means the total of Client's monthly recurring charges (exclusive of taxes) as outlined Appendix B. For purposes of calculating Availability Credits, MRC shall not include professional services, application services and support services.

"Non Business Hours" shall be defined as 5:01 p.m. until 8:59 a.m. Monday through Friday inclusive, excluding national holidays (Eastern Time).

"Non-Recurring Engineering (NRE) Services" means all professional services activities related to the planning, configuration, modification and integration of the Service. These services include program management activities such as project management, engineering and QA test.

"Outage" means the period (measured in minutes) of time that RedAlert service cannot validate or verify the site being available.

"Premium Availability Hours" means the time period from 8:00 a.m. until 8:00 p.m. Monday through Friday inclusive (Eastern Time).

"Qualifying IP Address" means an IP address in a qualifying path, which has been selected by Client and approved by DI.

                           Direct Insite Confidential

"Qualifying Outage Minutes" means the aggregate of all Outages in a month, minus any Outages in that month resulting from any exclusion described in Section 1.6 below.

"RedAlert" is a third party service (Release level 5.1 or greater) provided by Keynote Systems with an address of 777 Mariners Island Blvd. San Mateo, Ca 94404 employed by DI for the purpose of measuring Service availability and response time.

"Reprocessing" means specific Billing Feed data processed by DI which needs to be analyzed and fixed by the Client because it contained errors or anomalies that prevented it from being processed successfully and made available by the Service. Reprocessing is the subsequent Billing Feed processing once the Client has analyzed and corrected the errors or anomalies. Reprocessing does not include errors of DI or subsequent Billing Feed processing required for reasons other than errors or anomalies in the Billing Feed data.

"Response Time" means the time measured from the Client initiated request to the first byte of information available at the application level.

"Service Acceptance" means the Client has approved all DI deliverables under the corresponding work orders and agrees to all of the payment terms and conditions in Appendix B (Payments and Fees).

"Service Fees" shall be defined in Appendix B (Payments and Fees).

"Service Level Agreement (SLA)" shall be defined as attributes of the Service such as Availability, Turn-around Time and Response Time.

"SLA Target Percentage" means the DI guaranteed Service Availability percentage.

"Standard Availability Hours" means the time period from 8:01 p.m. until 7:59 a.m. Monday through Friday inclusive (Eastern Time).

"Statement of Work (SOW)" means an agreement between the parties identifying all of their respective deliverables, duties and responsibilities.

"Specification (Spec)" - means the DI delivered design specification as per a SOW detailing the implementation of each of the functional and technical attributes of the Service. This document will represent DI's response to each of the elements of the Client Requirements.

"Support" means the for fee activities provided by DI at the request of EDS as outlined in the Support Plan outlined and contained in Appendix E.

"Turn-around Time" means the interval between the receipt of a error free, certified Billing Feeds, delivered to DI as per the agreed to delivery schedule and format and the processing of such to make the Content of such feeds generally available within the Service.

"Work Product" Work Product" means all deliverables, inventions, innovations, improvements, or other works of authorship DI may conceive or develop in the course of supplying Service for Client, or as a result of that work, whether or not they are eligible for patent, copyright, trademark, trade secret, or other legal protection.

                           Direct Insite Confidential

                                    AGREEMENT
                                    ---------
1.0 Service
-----------

1.1  Service Specification
     ---------------------

     DI will provide the IOL service offering in the DI hosting environment to Client pursuant to the IOL Phase #1 Spec, delivered to Client under an SOW and as Appendix A (IOL Service Specification).

1.2  Service Acceptance
     ------------------

     The Client shall accept the Service based upon DI demonstrating compliance with the Service Specification in Appendix A (IOL Service Acceptance) as per the SOW.

     Responsibilities
     ----------------

          The DI and Client responsibilities in acceptance of the Service are detailed below:

---------------------------------------------------------------------------------------------------------
Installation and setup of the Service                                              DI            Client
---------------------------------------------------------------------------------------------------------
Participate in Billing Feed certification process for all intended feeds                         Perform
of data into IOL.
---------------------------------------------------------------------------------------------------------
Participate in all end to end (E2E) system testing using end user level                          Perform
scenarios to verify feature and function.
---------------------------------------------------------------------------------------------------------
Report APAR's related to the E2E tests in a timely fashion.                                      Perform
---------------------------------------------------------------------------------------------------------
Procure all necessary infrastructure components (hardware, software, network,
backups, etc...) necessary to meet the Service Level Agreements                    Perform
detailed in section 1.3 (Service Level Agreements).
---------------------------------------------------------------------------------------------------------
Configure and operate an E2E system to allow Client to test.                       Perform
---------------------------------------------------------------------------------------------------------
Process all certified production data feeds in the E2E system to allow             Perform
Client to test.
---------------------------------------------------------------------------------------------------------
Respond appropriately to all reported APAR's during E2E to allow Client            Perform
to close test scenarios correctly.
---------------------------------------------------------------------------------------------------------
Ongoing management of the Service                                                     DI         Client
---------------------------------------------------------------------------------------------------------
Ensure ongoing service as defined by the MSA and all supporting                    Perform
appendices.
---------------------------------------------------------------------------------------------------------
Provide SLA metrics reporting DI performance measurement against the Service
Level Agreements detailed in section 1.3 (Service Level                            Perform
Agreements)
---------------------------------------------------------------------------------------------------------
Ensure ongoing compliance with Billing Feed certification and feed
specifications detailed in the IOL Phase 1 Spec delivered to client                             Perform
under SOW #1.
---------------------------------------------------------------------------------------------------------

1.3  Service Level Agreements
     ------------------------

     Availability
     ------------

     DI will provide a Service Availability SLA for a Qualifying IP Address based on the applicable SLA Target Percentage. The first device in the Qualifying IP Address path must be a DI Managed Device, and the SLA applies up through the last DI Managed Device.

                           Direct Insite Confidential

     The measurement criteria tool to determine Availability shall be Red Alert, using a five (5) minute interval sample during the Access time period. DI shall provide monthly reports to the Client which monitor Availability on a daily basis. DI shall net any Availability Credits, Response Credits and Turn-around Credits against the next invoice due the Client.

     Availability Credit. If in any month the Monthly Availability Percentage is less than the SLA Target Percentage, Client shall be eligible to receive an Availability Credit, in accordance with Section 1.4, 1.5 and 1.6.

     Credit Application. If the Monthly Availability Percentage is less than the SLA Target Percentage, DI shall net any Availability Credits against the next invoice due the Client. If the MRC for a subject month has not been incurred, or for any other reason has been credited or waived, Client shall not be eligible for an Availability Credit for that month.

     Settlement of Credits. Any Availability Credits owed from DI to Client upon the expiration or termination of the Services will be paid within ninety
     (90) days following the effective date of expiration or termination.

     Exclusions. Client agrees that its sole remedy for DI's failure to meet an SLA Target Percentage is the Availability Credit as provided in section 1.3 (Availability Credits). DI is not responsible for any Outage outside of its control, including but not limited to the following:

     o Outage due to problems with Client provided Content or Client programming errors including, but not limited to, Content installation and integration.
     o Outages due to system administration, commands, and or file transfers performed by Client representatives.
     o Outage due to work performed at Client request (for example additional technical assistance) which Client has agreed cannot be performed during standard maintenance periods.
     o Denial of service attacks which could not have been reasonably prevented by the use of industry-standard security measures by DI.
     o Lack of availability or untimely response time of Client, after DI has followed reasonable notification procedures to Client as set forth in this Agreement, to respond to incidents that require its participation for source identification and/or resolution, including meeting Client responsibilities for any prerequisite Services or failure of Client to provide appropriate maintenance on Client components which are located along the selected IP address path.
     o Outage due to Client breach of its material obligations under the Base Terms.
     o Outage due to failure of non-DI managed Client Component hardware or software.
     o Periods of scheduled or emergency maintenance activities which are outside the established maintenance periods.

1.4  Credit Schedule
     ---------------

     DI and Client agree to the following Availability Credit schedule for Standard Availability Hours:

 Percent Availability per Month          Availability Credit from DI to Client
 ------------------------------          -------------------------------------
            (*)                                         (*)

                           Direct Insite Confidential

        (*)


         DI and Client agree to the following Availability Credit schedule for Premium Availability Hours:

  Percent Availability per Month        Availability Credit from DI to Client
  ------------------------------        -------------------------------------

             (*)                                        (*)



     Any and all cumulative Availability Credits may not be combined to exceed (*)% of MRC.

1.5  Response Time
     -------------

     DI will provide monthly reports to the Client and monitor average Response Time on a monthly basis. The measurement criteria for Response Time shall be Red Alert. The measurement point is local to the application server and begins once the request is launched until the expected result is displayed and/or available for access. The Response Time will be measured at the application level. Internet delays and local Client network delays are not measured when determining Service Response Time. The Response Time Credit shall be applied by DI to the monthly invoice following the month in which the actual Response Time did not meet the required Response Time.

     Average Monthly Response Time      Response Time Credits from DI to Client
     -----------------------------      ---------------------------------------

            (*)                                       (*)


     DI shall net any Response Time Credits against the next invoice due the Client.

     Any Response Time calculation shall exclude times allocated to mutually agreed to scheduled maintenance periods. Any degradation in Response Time as a result of extended or unexpected data processing times caused by Client's lack of advanced notification of Billing Feed changes as per
     Section 1.6 (Turn Around Time) shall be excluded from this SLA.

1.6  Turnaround Time
     ---------------

     DI will process Billing Feeds according to a mutually agreed-to schedule of the Certified Billing Feeds and notify the Client within two hours if there is a problem with the Billing Feeds transmission.

     If Reprocessing of the Billing Feeds is required, the Client will be responsible for Reprocessing fees. Reprocessing costs due to data errors caused by Client will be subject to a surcharge (as set forth in Appendix
     B) on the Monthly  Service Fees.

     All Billing Feed delivery times specified in this section are based on the mutually agreed upon schedule detailed in Appendix D (Billing Feed Delivery Schedule).

                           Direct Insite Confidential

     DI will make the Deliverables and detail data available within the Service (*) business hours after acknowledgement of receipt of the Certified Billing Feeds. These metrics are contingent upon no more than a fifteen (15%) percent increase in monthly volumes.

     The hours delayed (beyond 9 hours) and the associated credits are measured monthly:

         Hours Delayed              Turnaround Time Credits Paid to Client by DI
         -------------              --------------------------------------------

             (*)                                       (*)


         DI shall net the assessed credits against the DI invoice to the Client for the following billing period.

1.7 Access
    ------

     Access to the Service will provided twenty-four hours a day, seven days a week and three hundred and sixty five days a year, (24x7x365) with the exception of scheduled maintenance times. DI will have a weekly maintenance time period from Sunday night at 11 PM EST to Monday morning at 5 AM EST where the system will not be accessible. The performance measurements for Availability and Access will be calculated over the time period for which the Service is scheduled to be available for Access.

     1.8 Concurrent Connections
         ----------------------

     DI will provide the necessary hardware and connectivity infrastructure to support a minimum of (*) concurrent connections with an Response Time of not more than (*) seconds and a daily average of not more (*) seconds.

2.0  Maintenance
     -----------

2.1  DI will provide  maintenance  in accordance  with  Appendix C  (Maintenance
     Plan).

3.0  Support
     -------

3.1  DI will provide Support in accordance with Appendix E (Support Pan).

4.0  Change Management
     -----------------

4.1 DI will provide Change Management in accordance with Appendix F (Change Management Process).

5.0  Payments and Fees
     -----------------
5.1  Applicable payments and fees are set forth in Appendix B.

6.0  Professional Services
     ---------------------

6.1 Professional services shall be provided in accordance with each applicable SOW, attached as Appendix G.

                           Direct Insite Confidential

7.0  Terms and Conditions
     --------------------

7.1  Ownership and Confidentiality.

     Ownership. Client acknowledges that all Work Product, all Intellectual Property Rights embodied therein and all copies thereof, which are owned by and provided by DI hereunder, are the sole and exclusive property of DI. Any Intellectual Property which Client uses in performing its responsibilities hereunder, as between DI and Client, shall be the sole and exclusive property of Client.

     Exclusivity. Client acknowledges and agrees that nothing herein shall be deemed to prohibit or preclude DI from performing the same or similar Services (or from otherwise providing Deliverables which are the same or substantially similar) to any other third party.

     Confidentiality. DI shall maintain all Client Confidential information as per the Terms and Conditions set forth in the Mutual Confidentiality Agreement executed on January 26, 2004 between the parties herein attached as Appendix H (Confidentiality Agreement), provided however, that the terms and conditions of such Mutual Confidentiality shall apply throughout the term of this Agreement.

7.2  Limited Liability.
     -----------------

     Not withstanding anything herein to the contrary, each party's total cumulative liability, if any (including but not limited to any claim arising out of contract, tort, breach or otherwise) shall be limited to the fees paid by Client to DI hereunder for the Service giving rise to such liability. In addition, except in connection with a breach by either party of Section 7.1 (Ownership and Confidentiality), neither party hereto shall be liable to the other for indirect, special, incidental, exemplary or consequential damages (including without limitation loss of profits except for amounts payable under Appendix B (Payments and Fees) whether or not foreseeable and even if DI or Client has been advised of the possibility of such damages).


7.3  Term; Termination.
     -----------------

     Term. This Agreement shall become effective as of the Effective Date and will remain in effect until terminated in accordance with this Section 7.3 (Term; Termination). This Agreement shall automatically renew for successive 12-month terms unless terminated by either Party in accordance with this Section 7.4.

     Termination. Either Party may terminate this Agreement at any time by giving the other Party a minimum of ninety (90) days' prior written notice.

     Effect of Termination or Expiration. If the Client elects to terminate this MSA without cause, then DI shall be due the following fees:

     o (*) processing fees based upon the average monthly fee calculated using the three months preceding the termination.

     o If the termination without cause is prior to the third anniversary of the Effective Date, an amount calculated using a straight line declining balance calculation based upon (i) (*) or (ii) the actual value of assets purchased by DI in support of Client prior to such third anniversary, whichever is less.

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                           Direct Insite Confidential

         Within thirty (30) days of the termination of this Agreement, Client shall pay DI for all amounts due for Services completed as of such date; less any accumulated by as yet not applied Availability Credits, Response Time Credits, or Turnaround Credits.

8.0 General Terms
    -------------

8.1 Relationship of the Parties. Notwithstanding any provision hereof, for all purposes of this Agreement each Party shall be and act as an independent contractor and not as partner, joint venturer, or agent of the other and shall not bind nor attempt to bind the other to any contract.

8.2 Assignment. Neither this Agreement nor any rights under this Agreement may be assigned or otherwise transferred by DI, in whole or in part, including by way of merger acquisition or sale of stock or assets without Client's prior written consent not to be unreasonably withheld. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective permitted successors and assigns.

8.3 Notice. Any notice or other communication sent or given with respect to this Agreement shall be sent in a manner set forth below, and shall be deemed to be given as indicated: (i) notices personally delivered shall be deemed to be given when they are delivered; (ii) notices sent by overnight courier shall be deemed to be given on the date on which the sender designates them for delivery; and (iii) notices sent by certified or registered mail shall be deemed to be given three (3) days after the sender mails them.

     DI shall send or give all notices or other communications with respect to this Agreement to Client at the following address (or to such other address of which Client notifies DI):

                            EDS / Attn: Joan Trusty
                            Mail Stop 19A
                            500 Renaissance Center MS 20A
                            Detroit, Michigan 48232-5640
                            Fax Number:  (13) 230-2666 8-230

     Client shall send or give all notices or other communications with respect to this Agreement to DI at the following address (or to such other address of which DI notifies Client):

                             Direct Insite Corp.
                             Attn: Matthew Ettinger Oakes
                             80 Orville Dr.
                             Bohemia, NY 11716
                             Fax Number: (631) 563-8085

8.4 Entire Agreement. This Agreement constitutes the entire agreement between Client and DI with respect to the subject matter of this Agreement and this Agreement supersedes all other agreements and understandings, written or oral, between Client and DI with respect to such subject matter. Notwithstanding the foregoing, invoices, acknowledgements, purchase orders and other similar documents relating to services subject to this Agreement shall be binding only with respect to quantities ordered, the particular type of services ordered, prices, fees or other amounts payable for the services ordered, site for delivery and delivery dates. Pre-printed order terms and any other additional terms, and any terms in conflict with this agreement shall be void and of no effect. No modification of this Agreement shall be effective unless it is in writing and such writing is signed by authorized representatives of Client and DI.

                           Direct Insite Confidential

8.5 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and no such prohibition or unenforceability in any jurisdiction shall invalidate such provision in any other jurisdiction.

8.6 Waiver. No waiver of any right or remedy under this Agreement shall be effective unless it is in writing and such writing is signed by an authorized representative of the Party to be charged therewith. The failure of Client or DI at any time to require performance of the other of any provision of this Agreement shall in no way affect its right thereafter to require performance of the other of such provision, nor shall such failure be held to be a waiver of any succeeding breach of such provision or a waiver of such provision itself.

8.7 Force Majeure. Neither Client nor DI shall be liable for any failure to perform, or any delay in performing, its obligations pursuant to this Agreement that arises out of, is caused by or results from acts of God or other circumstances that are beyond its reasonable control. In the event that any such circumstances do arise, occur or result, DI and Client shall use reasonable efforts to overcome them as promptly as practicable. In no event shall any of the events described herein relieve Client from its obligation to make the payments hereunder, unless such Force Majeure event lasts longer than fourteen days; in such event, Client may immediately terminate this Agreement without cause.

8.8 Headings. The section headings used in this Agreement are intended for reference purposes only and shall not affect the interpretation of this Agreement.

8.9 Interpretation; Governing Law; Jurisdiction. This Agreement shall be interpreted in the English language and governed by the laws of the State of New York, USA, without regard to its conflicts of law provisions. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement. In any action to enforce this Agreement, the prevailing Party shall be entitled to costs and attorneys' fees. Any legal action or proceeding relating to this Agreement shall be instituted in a state or federal court in New York, New York. DI and Client agree to submit jurisdiction of, and agree that venue is proper in, these courts in any such action or proceeding.

8.10 Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of Client and DI and their respective successors and assigns.

8.11 Remedies. Except as expressly provided herein, any and all rights and remedies which either Party may have under this Agreement, at law or in equity, shall be cumulative and shall not be deemed inconsistent with each other and any two or more of all such rights and remedies may be exercised at the same time insofar as permitted by law.

8.12 Media Releases. Except for any announcement intended solely for internal distribution by DI or any disclosure required by legal, accounting, or regulatory requirements beyond the reasonable control of DI, all media releases, public announcements, or public disclosures (including, but not limited to, promotional or marketing material) by DI or its employees or agents relating to this Agreement or its subject matter, or including the name, trade name, trade mark, or symbol of EDS or any affiliate of EDS, shall be coordinated with and approved in writing by Client prior to the release thereof. DI shall not represent directly or indirectly that any Product or Service provided by DI to Client has been approved or endorsed by EDS or include the name, trade name, trade mark, or symbol of EDS or any affiliate of EDS on a list of DI's customers without Client's express written consent.

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
                           Direct Insite Confidential

8.13 Dispute Resolution. In the event of any disagreement regarding performance under or interpretation of this Agreement and prior to the commencement of any formal proceedings, the parties shall continue performance as set forth in this Agreement and shall attempt in good faith to reach a negotiated resolution by designating a representative of appropriate authority to resolve the dispute.

8.14 Compliance with Laws. In the performance of Services pursuant to this Agreement, DI shall comply with the requirements of all applicable laws, ordinances, and regulations of the United States or any state, country, or other governmental entity. In particular, DI agrees to comply with the United States Export Administration Act; with Executive Order No. 11246, as amended by Executive Order No. 11375, the Vietnam Era Veterans Readjustment Assistance Act of 1974, the Rehabilitation Act of 1973, the Immigration Reform and Control Act of 1986, and the Americans With Disabilities Act. This Section incorporates by reference all provisions required by such laws, orders, rules, regulations, and ordinances. DI shall indemnify, defend, and hold Client harmless from and against any and all claims, actions, or damages arising from or caused by DI's failure to comply with the foregoing.

8.15 Export. Neither party shall export any information protected hereunder by an obligation of confidentiality from the United States, either directly or indirectly, without first obtaining a license or clearance as required from the U.S. Department of Commerce or other agency or department of the United States Government.

8.16 Survival of Terms. Termination or expiration of this Agreement for any reason shall not release either party from any liabilities or obligations set forth in this Agreement which (i) the parties have expressly agreed shall survive any such termination or expiration, or (ii) remain to be performed or by their nature would be intended to be applicable following any such termination or expiration.



IN WITNESS WHEREOF, Client and DI have caused duly authorized representatives of their respective companies to execute this Agreement on the date or dates set forth below.



Direct Insite, Corp.                                     EDS


By______________________________________ By_____________________________________

Name____________________________________ Name___________________________________

Title___________________________________ Title__________________________________

Date____________________________________ Date___________________________________

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